Exhibit 99.1

Chicken Soup for the Soul Entertainment and Sony Pictures Television Extend Crackle Plus Option

COS COB, CT –November 12, 2020 – Chicken Soup for the Soul Entertainment Inc. (Nasdaq: CSSE), one of the largest operators of streaming advertising-supported video-on-demand (AVOD) networks, today announced the 30-day extension of a key deadline related to Sony Pictures Television’s (SPT) Crackle Plus ownership option.

Pursuant to the Crackle acquisition agreement in May of 2019, Sony Pictures Television was required to decide by November 14, 2020 whether to convert its current ownership of Chicken Soup for the Soul Entertainment’s Crackle Plus subsidiary into 49% of the common ownership of Crackle Plus or into $40 million of Chicken Soup for the Soul Entertainment’s preferred shares. SPT and the company have mutually agreed to an extension to consider these options and potential alternatives, and SPT will now be required to make a decision by December 14, 2020.

“We have always seen a path to an expanded relationship with Sony and we are looking forward to taking this additional time to evaluate opportunities to strengthen our partnership,” said William J. Rouhana Jr, Chairman & CEO of Chicken Soup for the Soul Entertainment.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE) operates streaming video-on-demand networks (VOD). The company owns a majority stake in Crackle Plus, a company formed with Sony Pictures Television, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The company also acquires and distributes video content through its Screen Media subsidiary and produces original long and short-form content through Landmark Studio Group, its Chicken Soup for the Soul Originals division and APlus.com. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2020) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

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INVESTOR RELATIONS

Taylor Krafchik

Ellipsis

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(646) 776-0886

MEDIA CONTACT
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RooneyPartners LLC
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